(LOGO) Long Beach Mortgage
                                             Company

January 12, 1997

As of and for the year ended December 31, 1996, Long Beach Mortgage Company has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, Long Beach Mortgage Company had in effect a fidelity bond in the amount of $ 1 0,000,000 and errors and omissions policy in the amount of $3,500,000.


/s/ Patricia L. Wayman                       /s/ Sheridan Brooks
Patricia Wayman                              Sheridan Brooks
President                                    Controller
Servicing Division





1068 TOWN & COUNTRY ROAD, ORANGE, CALIFORNIA 92868 (714) 543-5262